Exhibit 99.1

FOR IMMEDIATE RELEASE

TUESDAY, JULY 31, 2018

SOTHERLY HOTELS INC. ANNOUNCES REFINANCING OF RALEIGH HOTEL

Williamsburg, Virginia – July 31, 2018 – Sotherly Hotels Inc. (NASDAQ: SOHO) (the “Company”) announced that it successfully closed an $18.3 million secured loan collateralized by a first mortgage on the Doubletree by Hilton Raleigh Brownstone-University hotel in Raleigh, North Carolina.  The loan carries a 4 - year term with a 1 – year extension option, a floating interest rate of the 1-month LIBOR rate plus 4.00% with the 1-month LIBOR rate capped at 3.25%, and is interest only. The loan also includes a future funding option for capital improvements of up to $5.2 million, subject to the satisfaction of certain provisions. The proceeds from the loan were used to repay the existing first mortgage and for general corporate purposes.

About Sotherly Hotels Inc.

Sotherly Hotels Inc. is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale to upper-upscale full-service hotels in the Southern United States. Currently, the Company’s portfolio consists of investments in twelve hotel properties, comprising 3,156 rooms, and an interest in the Hyde Resort & Residences, a luxury condo hotel. The Company owns hotels that operate under the Hilton Worldwide, Hyatt Hotels Corporation, InterContinental Hotels Group and Marriott International, Inc. brands, as well as independent hotels. Sotherly Hotels Inc. was organized in 2004 and is headquartered in Williamsburg, Virginia. For more information, please visit www.sotherlyhotels.com.

Contact at the Company:

Scott Kucinski

Sotherly Hotels Inc.

410 West Francis Street

Williamsburg, Virginia 23185

(757) 229-5648